Exhibit 99

For Immediate Release

Investor Contact	Media Contact
Roy Harvey	Michael E. Belwood
(212) 836-2674	(812) 604-0530

Alcoa Ends 2010 with Strong Fourth Quarter Results

Earnings Rise on Growing Revenue, Record Cash Performance

4Q 2010 Highlights

•	Income from continuing operations of $258 million, or $0.24 per share, highest since 3Q08; includes a net benefit from special items of $35 million, or $0.03 per share
•	Net income of $258 million, or $0.24 per share
•	All-time record cash from operations of $1.4 billion
•	Record fourth-quarter free cash flow of $1.0 billion
•	Adjusted EBITDA improves to $782 million, 13.8 percent margin
•	Revenue of $5.7 billion, up 7 percent from third quarter and 4 percent from year-ago quarter
•	Projecting global aluminum growth rate of 12 percent for 2011

2010 Full-Year Highlights

•	Exceeded all Cash Sustainability Program targets
•	Revenue of $21.0 billion compared to $18.4 billion in 2009, up 14 percent
•	Income from continuing operations of $262 million, or $0.25 per share, includes a negative impact from special items of $297 million, or $0.29 per share
•	Cash from operations of $2.3 billion, compared to $1.4 billion in 2009
•	Free cash flow of $1.2 billion, a $1.5 billion improvement over 2009
•	Debt reduced, cash on hand of $1.5 billion
•	Debt-to-capital ratio reduced to 34.8 percent, 390 basis point improvement over 2009

New York, NY, Jan. 10, 2011 – Alcoa (NYSE: AA) today announced fourth quarter 2010 income from continuing operations of $258 million, or $0.24 per share, the company’s highest quarterly income since the economic downturn and $197 million higher than the third quarter of 2010. Fourth quarter income from continuing operations includes a $35 million, or $0.03 per share, positive impact from special items, compared to a negative impact of $35 million, or $0.03 per share, in the third quarter of 2010 and a negative impact of $275 million, or $0.28 per share, in the fourth quarter of 2009. The company also set an all-time record for cash from operations and a fourth-quarter record for free cash flow.

Improved earnings were driven by higher pricing, continued strengthening in most end markets and improved productivity as a result of the company’s Cash Sustainability Program. Results were offset somewhat by a weaker U.S. dollar and higher energy and raw material costs.

Results for the fourth quarter of 2010 include a favorable impact of $35 million, or $0.03 per share, for special items. Special items included a net benefit for restructuring-related actions, discrete income tax benefits and non-cash, mark-to-market impacts of derivatives in several power contracts.

“We exceeded all of our targets and continued to build momentum,” said Klaus Kleinfeld, Alcoa Chairman and CEO. “We delivered all-time record cash from operations, record fourth-quarter free cash flow, improved earnings, grew revenue and paid down debt.

“In 2011, we see aluminum growing another 12 percent on top of last year’s 13-percent improvement. We are well positioned to outpace the recovery in the markets we serve and grow shareholder value.”

Alcoa projects global demand for aluminum to double by 2020. For 2011, the company projects growth in all end markets on a global basis.

4Q 2010

Revenue for the fourth quarter was $5.7 billion, up 7 percent compared to the third quarter. The increase was driven by an improvement in realized pricing for both alumina (9 percent) and aluminum (11 percent) as well as continued strengthening in most end markets.

Income from continuing operations in the quarter was $258 million, or $0.24 per share, compared to $61 million, or $0.06 per share, in the previous quarter and a loss of $266 million, or $0.27 per share, in the fourth quarter of 2009. Fourth-quarter income from continuing operations includes a $35 million, or $0.03 per share, positive impact from special items, compared to a negative impact of $35 million, or $0.03 per share, in the third quarter of 2010 and a negative impact of $275 million, or $0.28 per share, in the fourth quarter of 2009.

Net income was $258 million in the fourth quarter, an increase of $197 million from sequential quarter income of $61 million, and an increase of $535 million from the prior year quarter loss of $277 million.

Adjusted EBITDA margin in the fourth quarter of 2010 improved to 13.8 percent, up from 11.4 percent in the third quarter of 2010 and 3.4 percent in the fourth quarter of 2009.

Cash from operations was an all-time record $1.4 billion, an increase of $978 million from the previous quarter and a $246 million improvement from the fourth quarter of 2009. The sequential increase in cash from operations was driven by higher earnings, favorable changes in working capital and lower interest and tax payments. Alcoa generated $1 billion in free cash flow in the quarter, an increase of $829 million over the third quarter. Free cash flow was $244 million higher than the fourth quarter of 2009.

Third-party shipments of aluminum were essentially flat compared to the third quarter of 2010. End-market revenue performance improved over the third quarter in Aerospace (+4 percent), Building and Construction (+2 percent), Distribution (+13 percent) and Industrial Gas Turbines (+16 percent).

Alcoa’s debt-to-capital ratio stands at 34.8 percent at the end of the fourth quarter, 90 basis points better than the third quarter of 2010, and 390 basis points lower than the fourth quarter of 2009. Liquidity improved, with $1.5 billion in cash on hand at the end of the fourth quarter compared to $843 million at the end of the third quarter of 2010.

2010 Full Year

Alcoa exceeded all targets in its Cash Sustainability Program in 2010. Results for the year include procurement savings of $2.64 billion, overhead savings of $509 million, capital spending reduced to $1.21 billion and working capital at 34 days.

For the year 2010, revenue was $21.0 billion, compared to $18.4 billion in 2009. Income from continuing operations was $262 million, or $0.25 per share, compared with a loss of $985 million, or $1.06 per share, in 2009. In both periods, income from continuing operations includes special items resulting in a negative impact of $297 million, or $0.29 per share, in 2010 and $300 million, or $0.32 per share, in 2009.

Full-year 2010 net income was $254 million, or $0.24 per share, compared to a net loss of $1.15 billion, or $1.23 per share, in 2009. Cash from operations in 2010 was $2.3 billion, compared to $1.4 billion in 2009. Alcoa generated $1.2 billion in free cash flow in 2010, up $1.5 billion over 2009.

The company’s debt to capital ratio was reduced 390 basis points in 2010 compared to year-end 2009, driven by a $654 million net reduction in debt and a $1.6 billion increase in equity.

Segment Information

Alumina

After-tax operating income (ATOI) in the fourth quarter was $65 million, a decrease of $5 million compared with third-quarter ATOI of $70 million. A discrete tax item in the third quarter of $42 million obscured the improving performance of this business, with adjusted EBITDA rising to $180 million compared with third-quarter adjusted EBITDA of $146 million. A 9 percent improvement in realized alumina price was partially offset by negative currency impacts, higher raw material costs and continuing São Luis production recovery efforts. Alumina production in the fourth quarter increased to 4.12 million metric tons, record quarterly production.

Primary Metals

ATOI in the fourth quarter was $178 million, an increase of $100 million compared with third-quarter ATOI of $78 million. Improved LME prices, volume and productivity were partially offset by unfavorable currency and cost increases in energy and carbon product prices. Primary production for the quarter increased to 913,000 metric tons, with buy/resell activity totaling 70,000 metric tons. The Avilés smelter returned to full production this quarter. Adjusted EBITDA per ton improved to $436 in the quarter, better than the ten-year historical average.

Flat-Rolled Products

ATOI in the fourth quarter was $53 million, a decrease of $13 million compared with third-quarter ATOI of $66 million. Seasonal volume declines in North America and Europe as well as scrap and alloying cost pressures accounted for the decline, although improving prices helped to offset these effects. Russia remained profitable for the third consecutive quarter, with $130 million of improved ATOI over 2009.

Engineered Products and Solutions

ATOI in the fourth quarter was $113 million, essentially flat with third-quarter ATOI of $114 million. Adjusted EBITDA margin remained at 17 percent, 6 percent better than the fourth quarter of 2009. Seasonal shutdowns and weather delays impacted this quarter’s results, although the segment achieved improved sequential revenues due to volume improvements in aerospace and commercial transportation.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on January 10, 2011 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for nine consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “estimates,” “expects,” “forecasts,” “intends,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions, or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand for aluminum, aluminum end-market growth, aluminum consumption rates, or other trend projections, targeted financial results or operating performance, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Actual results, performance, or outcomes may differ materially from those expressed in or implied by those forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products; (b) unfavorable changes in general business and economic conditions, in the global financial markets, or in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, oil and gas, defense, and industrial gas turbines; (c) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, and Euro; (d) increases in energy costs, including electricity, natural gas, and fuel oil, or the unavailability or interruption of energy supplies; (e) increases in the costs of other raw materials, including caustic soda or carbon products; (f) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of operations (including lowering of its refining and smelter system on the world cost curve), anticipated from its productivity improvement, cash sustainability and other initiatives; (g) Alcoa’s inability to realize expected benefits from newly constructed, expanded or acquired facilities or from international joint ventures as planned and by targeted completion dates, including the joint venture in Saudi Arabia or the upstream operations in Brazil; (h) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies; (i) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (j) the outcome of negotiations with, and the business or financial condition of, key customers, suppliers, and business partners; (k) changes in tax rates or benefits; and (l) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2009, Forms 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	December 31, 2009	September 30, 2010	December 31, 2010
Sales	$5,433	$5,287	$5,652
Cost of goods sold (exclusive of expenses below)	4,905	4,413	4,538
Selling, general administrative, and other expenses	291	232	282
Research and development expenses	51	40	50
Provision for depreciation, depletion, and amortization	369	358	371
Restructuring and other charges	69	2	(12)
Interest expense	121	139	118
Other expenses (income), net	21	43	(43)

Total costs and expenses	5,827	5,227	5,304
(Loss) income from continuing operations before income taxes	(394)	60	348
(Benefit) provision for income taxes	(137)	(49)	56

(Loss) income from continuing operations	(257)	109	292
Loss from discontinued operations	(11)	–	–

Net (loss) income	(268)	109	292
Less: Net income attributable to noncontrolling interests	9	48	34

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(277)	$61	$258

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
(Loss) income from continuing operations	$(266)	$61	$258
Loss from discontinued operations	(11)	–	–

Net (loss) income	$(277)	$61	$258

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
(Loss) income from continuing operations	$(0.27)	$0.06	$0.25
Loss from discontinued operations	(0.01)	–	–

Net (loss) income	$(0.28)	$0.06	$0.25

Diluted:
(Loss) income from continuing operations	$(0.27)	$0.06	$0.24
Loss from discontinued operations	(0.01)	–	–

Net (loss) income	$(0.28)	$0.06	$0.24

Average number of shares used to compute:
Basic earnings per common share	974,377,851	1,021,260,553	1,021,697,163
Diluted earnings per common share	974,377,851	1,026,774,598	1,119,285,945
Shipments of aluminum products (metric tons)	1,404,000	1,223,000	1,218,000

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Year ended December 31,
	2009	2010
Sales	$18,439	$21,013
Cost of goods sold (exclusive of expenses below)	16,902	17,174
Selling, general administrative, and other expenses	1,009	961
Research and development expenses	169	174
Provision for depreciation, depletion, and amortization	1,311	1,450
Restructuring and other charges	237	207
Interest expense	470	494
Other (income) expenses, net	(161)	5

Total costs and expenses	19,937	20,465
(Loss) income from continuing operations before income taxes	(1,498)	548
(Benefit) provision for income taxes	(574)	148

(Loss) income from continuing operations	(924)	400
Loss from discontinued operations	(166)	(8)

Net (loss) income	(1,090)	392
Less: Net income attributable to noncontrolling interests	61	138

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(1,151)	$254

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
(Loss) income from continuing operations	$(985)	$262
Loss from discontinued operations	(166)	(8)

Net (loss) income	$(1,151)	$254

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
(Loss) income from continuing operations	$(1.06)	$0.25
Loss from discontinued operations	(0.17)	–

Net (loss) income	$(1.23)	$0.25

Diluted:
(Loss) income from continuing operations	$(1.06)	$0.25
Loss from discontinued operations	(0.17)	(0.01)

Net (loss) income	$(1.23)	$0.24

Average number of shares used to compute:
Basic earnings per common share	935,457,676	1,017,828,406
Diluted earnings per common share	935,457,676	1,024,713,554
Common stock outstanding at the end of the period	974,378,820	1,022,025,965
Shipments of aluminum products (metric tons)	5,097,000	4,757,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2009	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,481	$1,543
Receivables from customers, less allowances of $70 in 2009 and $45 in 2010	1,529	1,565
Other receivables	653	326
Inventories	2,328	2,562
Prepaid expenses and other current assets	1,031	873

Total current assets	7,022	6,869

Properties, plants, and equipment	35,525	37,446
Less: accumulated depreciation, depletion, and amortization	15,697	17,285

Properties, plants, and equipment, net	19,828	20,161

Goodwill	5,051	5,119
Investments	1,061	1,340
Deferred income taxes	2,958	3,143
Other noncurrent assets	2,419	2,523
Assets held for sale	133	99

Total assets	$38,472	$39,254

LIABILITIES
Current liabilities:
Short-term borrowings	$176	$92
Accounts payable, trade	1,954	2,322
Accrued compensation and retirement costs	925	929
Taxes, including income taxes	345	461
Other current liabilities	1,345	1,201
Long-term debt due within one year	669	231

Total current liabilities	5,414	5,236

Long-term debt, less amount due within one year	8,974	8,842
Accrued pension benefits	3,163	2,832
Accrued postretirement benefits	2,696	2,591
Other noncurrent liabilities and deferred credits	2,605	2,560
Liabilities of operations held for sale	60	31

Total liabilities	22,912	22,092

CONVERTIBLE SECURITIES OF SUBSIDIARY	40	–
EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,097	1,141
Additional capital	6,608	7,087
Retained earnings	11,020	11,149
Treasury stock, at cost	(4,268)	(4,146)
Accumulated other comprehensive loss	(2,092)	(1,599)

Total Alcoa shareholders’ equity	12,420	13,687

Noncontrolling interests	3,100	3,475

Total equity	15,520	17,162

Total liabilities and equity	$38,472	$39,254

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Year ended December 31,
	2009	2010
CASH FROM OPERATIONS
Net (loss) income	$(1,090)	$392
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation, depletion, and amortization	1,311	1,451
Deferred income taxes	(596)	(287)
Equity loss (income), net of dividends	39	(22)
Restructuring and other charges	237	207
Net gain from investing activities – asset sales	(106)	(9)
Loss from discontinued operations	166	8
Stock-based compensation	87	84
Excess tax benefits from stock-based payment arrangements	–	(1)
Other	219	151
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Decrease (increase) in receivables	676	(94)
Decrease (increase) in inventories	1,258	(215)
Decrease in prepaid expenses and other current assets	126	26
(Decrease) increase in accounts payable, trade	(632)	328
(Decrease) in accrued expenses	(101)	(237)
(Decrease) increase in taxes, including income taxes	(144)	505
Pension contributions	(128)	(113)
(Increase) in noncurrent assets	(203)	(85)
Increase in noncurrent liabilities	233	183
Decrease (increase) in net assets held for sale	27	(18)

CASH PROVIDED FROM CONTINUING OPERATIONS	1,379	2,254
CASH (USED FOR) PROVIDED FROM DISCONTINUED OPERATIONS	(14)	7

CASH PROVIDED FROM OPERATIONS	1,365	2,261

FINANCING ACTIVITIES
Net change in short-term borrowings	(292)	(44)
Net change in commercial paper	(1,535)	–
Additions to long-term debt	1,049	1,126
Debt issuance costs	(17)	(6)
Payments on long-term debt	(156)	(1,757)
Proceeds from exercise of employee stock options	–	13
Excess tax benefits from stock-based payment arrangements	–	1
Issuance of common stock	876	–
Dividends paid to shareholders	(228)	(125)
Distributions to noncontrolling interests	(140)	(256)
Contributions from noncontrolling interests	480	162
Acquisitions of noncontrolling interests	–	(66)

CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	37	(952)

INVESTING ACTIVITIES
Capital expenditures	(1,617)	(1,015)
Capital expenditures of discontinued operations	(5)	–
Acquisitions, net of cash acquired (a)	112	(72)
Proceeds from the sale of assets and businesses (b)	(65)	4
Additions to investments (c)	(181)	(352)
Sales of investments	1,031	141
Other	4	22

CASH USED FOR INVESTING ACTIVITIES	(721)	(1,272)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	38	25

Net change in cash and cash equivalents	719	62
Cash and cash equivalents at beginning of year	762	1,481

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,481	$1,543

(a)

Acquisitions, net of cash acquired for the year ended December 31, 2010 includes a cash inflow for cash received as a result of post-closing adjustments related to the acquisition of a BHP Billiton subsidiary that holds interests in four bauxite mines and one refining facility in the Republic of Suriname, which was completed on July 31, 2009. Acquisitions, net of cash acquired for the year ended December 31, 2009 was a cash inflow as this line item includes cash acquired in the exchange of Alcoa’s 45.45% stake in the Sapa AB joint venture for Orkla ASA’s

50% stake in the Elkem Aluminium ANS joint venture, which was completed on March 31, 2009, and cash received from the previously mentioned acquisition of a BHP Billiton subsidiary.

(b)	Proceeds from the sale of assets and businesses for the year ended December 31, 2010 includes a cash outflow for cash paid to settle former customer contracts of the divested Electrical and Electronic Solutions and Automotive Castings businesses. Proceeds from the sale of assets and businesses for the year ended December 31, 2009 was a cash outflow as this line item includes cash paid to Platinum Equity related to the divestiture of the Electrical and Electronic Solutions’ wire harness and electrical distribution business, which was completed on June 15, 2009 with an effective date of June 1, 2009.

(c)	Additions to investments for the year ended December 31, 2009 includes a cash inflow for the return of a portion of the contributions made in prior periods related to one of Alcoa Alumínio’s hydroelectric power projects. All contributions related to this project were originally presented as cash outflows in Additions to investments in the appropriate periods.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	4Q09	2009	1Q10	2Q10	3Q10	4Q10	2010
Alumina:
Alumina production (kmt)	3,897	14,265	3,866	3,890	4,047	4,119	15,922
Third-party alumina shipments (kmt)	2,716	8,655	2,126	2,264	2,423	2,433	9,246
Third-party sales	$760	$2,161	$638	$701	$717	$759	$2,815
Intersegment sales	$412	$1,534	$591	$530	$506	$585	$2,212
Equity income	$3	$8	$2	$4	$1	$3	$10
Depreciation, depletion, and amortization	$89	$292	$92	$107	$100	$107	$406
Income taxes	$(13)	$(22)	$27	$41	$(22)	$14	$60
After-tax operating income (ATOI)	$19	$112	$72	$94	$70	$65	$301

Primary Metals:
Aluminum production (kmt)	897	3,564	889	893	891	913	3,586
Third-party aluminum shipments (kmt)	878	3,038	695	699	708	743	2,845
Alcoa’s average realized price per metric ton of aluminum	$2,155	$1,856	$2,331	$2,309	$2,261	$2,512	$2,356
Third-party sales	$1,900	$5,252	$1,702	$1,710	$1,688	$1,970	$7,070
Intersegment sales	$557	$1,836	$623	$693	$589	$692	$2,597
Equity (loss) income	$–	$(26)	$–	$1	$–	$–	$1
Depreciation, depletion, and amortization	$156	$560	$147	$142	$142	$140	$571
Income taxes	$(47)	$(365)	$18	$–	$(3)	$81	$96
ATOI	$(214)	$(612)	$123	$109	$78	$178	$488

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	465	1,831	379	420	448	411	1,658
Third-party sales	$1,603	$6,069	$1,435	$1,574	$1,645	$1,623	$6,277
Intersegment sales	$30	$113	$46	$40	$46	$48	$180
Depreciation, depletion, and amortization	$60	$227	$59	$57	$57	$65	$238
Income taxes	$32	$48	$18	$28	$26	$20	$92
ATOI	$37	$(49)	$30	$71	$66	$53	$220

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	46	180	46	50	51	50	197
Third-party sales	$1,097	$4,689	$1,074	$1,122	$1,173	$1,215	$4,584
Equity income	$1	$2	$1	$–	$1	$–	$2
Depreciation, depletion, and amortization	$50	$177	$41	$38	$37	$38	$154
Income taxes	$20	$139	$31	$48	$63	$53	$195
ATOI	$57	$315	$81	$107	$114	$113	$415

Reconciliation of ATOI to consolidated net (loss) income attributable to Alcoa:
Total segment ATOI	$(101)	$(234)	$306	$381	$328	$409	$1,424
Unallocated amounts (net of tax):
Impact of LIFO	87	235	(14)	(3)	(2)	3	(16)
Interest income	4	12	3	3	3	3	12
Interest expense	(79)	(306)	(77)	(77)	(91)	(76)	(321)
Noncontrolling interests	(9)	(61)	(22)	(34)	(48)	(34)	(138)
Corporate expense	(92)	(304)	(67)	(59)	(71)	(94)	(291)
Restructuring and other charges	(50)	(155)	(122)	(21)	1	8	(134)
Discontinued operations	(11)	(166)	(7)	(1)	–	–	(8)
Other	(26)	(172)	(201)	(53)	(59)	39	(274)

Consolidated net (loss) income attributable to Alcoa	$(277)	$(1,151)	$(201)	$136	$61	$258	$254

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted Earnings before interest, taxes, depreciation, and amortization (EBITDA) Margin	Quarter ended
	December 31, 2009	September 30, 2010	December 31, 2010
Net (loss) income attributable to Alcoa	$(277)	$61	$258
Add:
Net income attributable to noncontrolling interests	9	48	34
Loss from discontinued operations	11	–	–
(Benefit) provision for income taxes	(137)	(49)	56
Other expenses (income), net	21	43	(43)
Interest expense	121	139	118
Restructuring and other charges	69	2	(12)
Provision for depreciation, depletion, and amortization	369	358	371

Adjusted EBITDA	$186	$602	$782

Sales	$5,433	$5,287	$5,652
Adjusted EBITDA Margin	3.4%	11.4%	13.8%

Alcoa’s definition of Adjusted EBITDA is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow	Quarter ended			Year ended
	December 31, 2009	September 30, 2010	December 31, 2010	December 31, 2009	December 31, 2010
Cash provided from operations	$1,124	$392	$1,370	$1,365	$2,261
Capital expenditures	(363)	(216)	(365)	(1,622)	(1,015)

Free cash flow	$761	$176	$1,005	$(257)	$1,246

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Segment Measures	Alumina		Primary Metals	Engineered Products and Solutions
Adjusted Earnings before interest, taxes, depreciation, and amortization (EBITDA)	Quarter ended
	September 30, 2010	December 31, 2010	December 31, 2010	December 31, 2009	December 31, 2010
After-tax operating income (ATOI)	$70	$65	$178	$57	$113
Add:
Depreciation, depletion, and amortization	100	107	140	50	38
Equity income	(1)	(3)	–	(1)	–
Income taxes	(22)	14	81	20	53
Other	(1)	(3)	(1)	–	(1)

Adjusted EBITDA	$146	$180	$398	$126	$203

Production (thousand metric tons) (kmt)			913
Adjusted EBITDA/Production ($ per metric ton)			$436
Total sales				$1,097	$1,215
Adjusted EBITDA Margin				11%	17%

Alcoa’s definition of Adjusted EBITDA is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.